Exhibit 10.1
PHOENIX TECHNOLOGIES LTD.
DIRECTOR COMPENSATION PLAN
(Effective as of April 1, 2008)
     Upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Phoenix Technologies Ltd. (the “Company”), the Board approved in April 2008 updates to the Company’s director compensation plan in order to (i) replace per-meeting fees with annual retainers and (ii) incorporate time-based vesting into all future equity grants to directors. Only members of the Board who are not employees of the Company (“Outside Directors”) are entitled to receive the compensation summarized below. All retainers are payable quarterly in arrears.
Board Retainer
     All Outside Directors are entitled to receive an annual retainer of $30,000. The Chairman of the Board also receives an annual retainer of $20,000. In addition, Outside Directors who serve on Board committees are entitled to receive the fees set forth below, as applicable.
Board Committee Retainers
     The chairperson of the Audit Committee is entitled to receive an annual retainer of $20,000, and the other members of the Audit Committee are entitled to receive an annual retainer of $15,000.
     The chairperson of the Compensation Committee is entitled to receive an annual retainer of $15,000, and the other members of the Compensation Committee are entitled to receive an annual retainer of $7,500.
     The chairperson of the Nominating and Corporate Governance Committee is entitled to receive an annual retainer of $10,000, and the other members of the Nominating and Corporate Governance Committee are entitled to receive an annual retainer of $5,000.
Equity Compensation
     The number of shares underlying the initial stock option grant to a new director remains unchanged at 40,000 shares, and the number of shares underlying each director’s annual anniversary option grant remains unchanged at 15,000 shares. However, all such director option grants from and after April 1, 2008 shall vest over three (3) years in accordance with the following vesting schedule: 25 percent of the shares subject to the option grant shall vest immediately upon the date of grant, and 1/36th of the balance of the shares shall vest monthly thereafter.